Filed under Rule 424(b)(2), Registration Statement No. 333-281524
Preliminary Pricing Supplement No. 375 - Dated Tuesday, April 22, 2025 (To: Prospectus dated August 13, 2024)
CUSIP	Principal		Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product
Number	Amount	Selling Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
02006DY47	[]	100.00%	0.825%	[]	Fixed	5.350%	Monthly	05/15/2028	6/15/2025	$6.54	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 11/15/2025 and Semi-Annually thereafter with 30 Calendar Days Notice.

Ally Financial Inc.	Offering Date: Tuesday, April 22, 2025 through Monday, April 28, 2025	Ally Financial Inc.
	Trade Date: Monday, April 28, 2025 @ 12:00 PM ET	Ally Financial Term Notes, Series A
	Settle Date: Thursday, May 1, 2025	Prospectus dated August 13, 2024
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc
Agents: InspereX LLC, Citigroup, J.P. Morgan, BofA Securities, Morgan Stanley, RBC Capital Markets
Except for Notes sold to level-fee accounts, Notes offered to the public will be offered at the public offering price set forth in this Pricing Supplement.
Selected dealers purchasing Notes on an agency basis for non-level fee client accounts shall purchase Notes at the public offering price. Notes purchased by the selected dealers for their own account may be purchased at the public offering price less the applicable concession. Notes purchased by the selected dealers on behalf of level-fee accounts may be sold to such accounts at the applicable concession to the public offering price, in which case, such selected dealers will not retain any portion of the sales price as compensation.
If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.